Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
October 27, 2022

CULLEN/FROST REPORTS THIRD QUARTER RESULTS
Board declares fourth quarter dividend on common and preferred stock

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today reported third quarter 2022 results.
Net income available to common shareholders for the third quarter of 2022 was $168.1 million compared to $106.3 million in the third quarter of 2021. On a per-share basis, net income available to common shareholders for the third quarter of 2022 was $2.59 per diluted common share, compared to $1.65 per diluted common share reported a year earlier, representing a 57.0 percent increase. Returns on average assets and average common equity were 1.27 percent and 20.13 percent, respectively, for the third quarter of 2022 compared to 0.90 percent and 9.87 percent, respectively, for the same period a year earlier.

For the third quarter of 2022, net interest income on a taxable-equivalent basis was $379.5 million, up 40.9 percent, compared to the same quarter in 2021. Average loans for the third quarter of 2022 increased $633.6 million, or 3.9 percent, to $16.8 billion, from the $16.2 billion reported for the third quarter a year earlier. Excluding PPP loans, third quarter average loans of $16.8 billion represented a 13.0 percent increase compared to the third quarter of 2021 and a 1.3 percent increase compared to the second quarter of 2022. Average deposits for the third quarter were $45.8 billion, up $6.7 billion, or 17.1 percent, compared to the $39.1 billion reported for last year's third quarter, and up $1.1 billion, or 2.4 percent, compared to the second quarter of 2022.

“Our third quarter results demonstrate how well-positioned we are for a rising interest rate environment, and they highlight our employees' success in executing our organic growth strategy,” said Phil Green, Cullen/Frost Chairman and CEO. “The performance resulted in part from higher interest rates, but we also have shared those increases with our customers in the form of higher rates on deposit accounts. That, in turn, has led to increased deposit growth and bolstered our relationships with customers.
“That investment, along with our investments in regional expansion projects, our new residential mortgage product, and enhancements in customer experiences, will lead to further benefits in the long term.”
For the first nine months of 2022, net income available to common shareholders was $383.0 million, up 13.8 percent compared to $336.6 million for the first nine months of 2021. Diluted EPS available to common shareholders for the first nine months of 2021 was $5.90 compared to $5.22 in the year-earlier period, representing an increase of 13.0 percent. Returns on average assets and average common equity for the first nine months of 2022 were 1.00 percent and 14.19 percent, respectively, compared to 1.00 percent and 10.72 percent, respectively, for the same period in 2021.

Noted financial data for the third quarter of 2022 follows:

•The Common Equity Tier 1, Tier 1 and Total Risk-Based Capital Ratios at the end of the third quarter of 2022 were 12.74 percent, 13.26 percent and 14.80 percent, respectively, and continue to be in excess of well-capitalized levels and exceed Basel III minimum requirements.
•Net interest income on a taxable-equivalent basis was $379.5 million, an increase of 40.9 percent, compared to the prior year period. Net interest margin was 3.01 percent for the third quarter of 2022, a 45 basis point increase from 2.56 percent for the second quarter of 2022 and compared to 2.47 percent for the third quarter of 2021.
•Non-interest income for the third quarter of 2022 totaled $99.8 million, an increase of $6.6 million, or 7.1 percent, from the $93.2 million reported for the third quarter of 2021. Service charges on deposit accounts increased $1.7 million, or 8.2 percent, compared to the third quarter of 2021. The increase during the third quarter of 2022 was primarily related to increases in overdraft charges (up $1.9 million). Insurance commissions and fees increased $1.4 million, or 12.0 percent, compared to the third quarter of 2021. The increase during the third quarter of 2022 was primarily the result of an increase in commission income (up $1.4 million). Other charges, commissions and fees increased $1.3 million, or 13.4 percent, compared to the third quarter of 2021. The increase was primarily related to increases in income from the placement of money market accounts (up $1.6 million) and merchant services rebates/bonuses (up $417,000), among other things, partly offset by a decrease in income from the sale of mutual funds (down $983,000).
•Non-interest expense was $257.9 million for the quarter, up $39.9 million, or 18.3 percent, compared to the $218.0 million reported for the third quarter a year earlier. Salaries and wages expense increased $27.7 million, or 27.9 percent, compared to the third quarter of 2021. The increase in salaries and wages was primarily related to increases in salaries due to annual merit and market increases as well as the implementation of a $20 per hour minimum wage in December, 2021. Salaries and wages were also impacted by our investments in organic expansion in the Houston and Dallas markets, as well as preparations for our mortgage loan product offering, and increases in incentive compensation. Other non-interest expense increased $7.7 million, or 20.3 percent, compared to the third quarter of 2021. The increase during the third quarter of 2022 included increases in advertising/promotions expense (up $2.0 million); professional services expense (up $1.3 million); travel, meals and entertainment (up $1.2 million); and sundry and other miscellaneous expenses (up $1.2 million), among other things. Technology, furniture and equipment expense increased $2.3 million, or 8.0 percent, compared to the third quarter of 2021. The increase during the three months ended September 30, 2022 was primarily related to increases in cloud services expense (up $999,000), and software maintenance (up $846,000).
•For the third quarter of 2022, the company did not report a credit loss expense, and reported net charge-offs of $2.9 million. This compares to no credit loss expense and net loan charge-offs of $2.8 million for the second quarter of 2022 and no credit loss expense and net loan charge-offs of $2.1 million for the third quarter of 2021. The allowance for credit losses on loans as a percentage of total loans was 1.38 percent at September 30, 2022, compared to 1.43 percent at the end of the second quarter of 2022 and 1.58 percent at the end of the third quarter of 2021. Non-accrual loans were $29.9 million at the end of the third quarter of 2022, compared to $35.1 million at the end of the second quarter of 2022 and $57.1 million at the end of the third quarter of 2021.

The Cullen/Frost board declared a fourth-quarter cash dividend of $0.87 per common share. The dividend on common stock is payable December 15, 2022 to shareholders of record on November 30 of this year. The board of directors also declared a cash dividend of $11.125 per share of Series B Preferred Stock (or $0.278125 per depositary share). The depositary shares representing the Series B Preferred Stock are traded on the NYSE under the symbol "CFR PrB." The Series B Preferred Stock dividend is payable on December 15, 2022, to shareholders of record on November 30 of this year.
Cullen/Frost Bankers, Inc. will host a conference call on Thursday, October 27, 2022, at 1 p.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-877-709-8150 or via webcast on our investor relations website linked below. Playback of the conference call will be available after 5 p.m. CT on the day of the call until midnight Sunday, October 30, 2022 at 1-877-660-6853 with Conference ID # of 13733614. A replay of the call will also be available by webcast at the URL listed below after 5 p.m. CT on the day of the call.

Cullen/Frost investor relations website: https://investor.frostbank.com/

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $52.9 billion in assets at September 30, 2022. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results
Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). These may include statements regarding the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
•Inflation, interest rate, securities market and monetary fluctuations.
•Local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact.
•Changes in the financial performance and/or condition of our borrowers.
•Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.
•Changes in estimates of future credit loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
•Changes in our liquidity position.
•Impairment of our goodwill or other intangible assets.
•The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
•Changes in consumer spending, borrowing and saving habits.
•Greater than expected costs or difficulties related to the integration of new products and lines of business.
•Technological changes.
•The cost and effects of cyber incidents or other failures, interruptions or security breaches of our systems or those of our customers or third-party providers.
•Acquisitions and integration of acquired businesses.
•Changes in the reliability of our vendors, internal control systems or information systems.
•Our ability to increase market share and control expenses.
•Our ability to attract and retain qualified employees.
•Changes in our organization, compensation and benefit plans.
•The soundness of other financial institutions.
•Volatility and disruption in national and international financial and commodity markets.
•Changes in the competitive environment in our markets and among banking organizations and other financial service providers.
•Government intervention in the U.S. financial system.
•Political instability.
•Acts of God or of war or terrorism.
•The potential impact of climate change.
•The impact of the COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.
•The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.
•The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) and their application with which we and our subsidiaries must comply.
•The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.
•Our success at managing the risks involved in the foregoing items.
In addition, financial markets and global supply chains may continue to be adversely affected by the current or anticipated impact of military conflict, including the current Russian invasion of Ukraine, terrorism or other geopolitical events.
Further, statements about the potential effects of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.
Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$355,547	$288,208	$249,071	$240,708	$246,122
Net interest income (1)	379,518	311,377	272,194	264,049	269,321
Credit loss expense	—	—	—	—	—
Non-interest income:
Trust and investment management fees	38,552	37,776	38,656	38,425	37,381
Service charges on deposit accounts	22,960	23,870	22,740	22,234	21,216
Insurance commissions and fees	13,152	11,776	16,608	11,714	11,748
Interchange and card transaction fees	4,614	4,911	4,226	4,237	4,490
Other charges, commissions and fees	11,095	9,887	9,627	10,107	9,785
Net gain (loss) on securities transactions	—	—	—	69	—
Other	9,448	9,707	9,533	22,270	8,569
Total non-interest income	99,821	97,927	101,390	109,056	93,189

Non-interest expense:
Salaries and wages	127,189	116,881	111,329	105,541	99,463
Employee benefits	21,680	20,733	24,220	19,189	21,576
Net occupancy	28,133	28,379	27,411	27,435	27,208
Technology, furniture and equipment	30,781	29,921	29,157	28,230	28,494
Deposit insurance	4,279	3,724	3,633	3,339	3,088
Intangible amortization	103	131	146	153	157
Other	45,733	46,578	42,836	54,708	38,017
Total non-interest expense	257,898	246,347	238,732	238,595	218,003
Income before income taxes	197,470	139,788	111,729	111,169	121,308
Income taxes	27,710	20,674	12,627	10,148	13,333
Net income	169,760	119,114	99,102	101,021	107,975
Preferred stock dividends	1,668	1,669	1,669	1,669	1,668
Net income available to common shareholders	$168,092	$117,445	$97,433	$99,352	$106,307

PER COMMON SHARE DATA
Earnings per common share - basic	$2.60	$1.82	$1.51	$1.54	$1.66
Earnings per common share - diluted	2.59	1.81	1.50	1.54	1.65
Cash dividends per common share	0.87	0.75	0.75	0.75	0.75
Book value per common share at end of quarter	41.53	49.93	56.65	67.11	66.39

OUTSTANDING COMMON SHARES
Period-end common shares	64,211	64,123	64,094	63,986	63,668
Weighted-average common shares - basic	64,158	64,113	64,051	63,879	63,652
Dilutive effect of stock compensation	343	354	410	462	445
Weighted-average common shares - diluted	64,501	64,467	64,461	64,341	64,097

SELECTED ANNUALIZED RATIOS
Return on average assets	1.27%	0.92%	0.79%	0.81%	0.90%
Return on average common equity	20.13	13.88	9.58	9.26	9.87
Net interest income to average earning assets	3.01	2.56	2.33	2.31	2.47

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$16,823	$16,674	$16,386	$15,984	$16,189
Loans excluding Paycheck Protection Program	16,752	16,531	16,084	15,391	14,824
Earning assets	49,062	47,880	47,339	46,008	43,980
Total assets	52,383	51,088	50,323	48,897	46,774
Non-interest-bearing demand deposits	18,511	18,355	17,961	17,885	16,999
Interest-bearing deposits	27,292	26,371	25,001	23,142	22,117
Total deposits	45,803	44,726	42,962	41,027	39,116
Shareholders' equity	3,459	3,540	4,270	4,400	4,417

Period-End Balance:
Loans	$16,951	$16,736	$16,543	$16,336	$15,833
Loans excluding Paycheck Protection Program	16,900	16,644	16,335	15,908	15,005
Earning assets	49,517	48,404	48,107	48,063	44,964
Goodwill and intangible assets	655	656	656	656	656
Total assets	52,946	51,785	51,296	50,878	47,860
Total deposits	46,560	45,602	44,431	42,696	39,613
Shareholders' equity	2,812	3,347	3,776	4,440	4,372
Adjusted shareholders' equity (1)	4,341	4,221	4,148	4,092	4,022

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$234,315	$239,632	$246,835	$248,666	$250,150
As a percentage of period-end loans	1.38%	1.43%	1.49%	1.52%	1.58%

Net charge-offs:	$2,854	$2,807	$6,295	$2,789	$2,115
Annualized as a percentage of average loans	0.07%	0.07%	0.16%	0.07%	0.05%

Non-accrual loans:	$29,904	$35,125	$48,966	$53,713	$57,055
As a percentage of total loans	0.18%	0.21%	0.30%	0.33%	0.36%
As a percentage of total assets	0.06	0.07	0.10	0.11	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.74%	12.64%	12.78%	13.13%	13.42%
Tier 1 Risk-Based Capital Ratio	13.26	13.17	13.32	13.70	14.01
Total Risk-Based Capital Ratio	14.80	14.75	14.97	15.45	15.90
Leverage Ratio	7.09	7.03	7.08	7.34	7.52
Equity to Assets Ratio (period-end)	5.31	6.46	7.36	8.73	9.14
Equity to Assets Ratio (average)	6.60	6.93	8.48	9.00	9.44

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)
	Nine Months Ended
	September 30,
	2022	2021
CONDENSED INCOME STATEMENTS
Net interest income	$892,826	$744,159
Net interest income (1)	963,089	813,266
Credit loss expense	—	63
Non-interest income:
Trust and investment management fees	114,984	110,569
Service charges on deposit accounts	69,570	61,058
Insurance commissions and fees	41,536	39,834
Interchange and card transaction fees	13,751	13,224
Other charges, commissions and fees	30,609	26,729
Net gain (loss) on securities transactions	—	—
Other	28,688	26,258
Total non-interest income	299,138	277,672

Non-interest expense:
Salaries and wages	355,399	289,956
Employee benefits	66,633	62,840
Net occupancy	83,923	79,909
Technology, furniture and equipment	89,859	84,508
Deposit insurance	11,636	8,893
Intangible amortization	380	544
Other	135,147	116,749
Total non-interest expense	742,977	643,399
Income before income taxes	448,987	378,369
Income taxes	61,011	36,311
Net income	387,976	342,058
Preferred stock dividends	5,006	5,488
Net income available to common shareholders	$382,970	$336,570

PER COMMON SHARE DATA
Earnings per common share - basic	$5.92	$5.25
Earnings per common share - diluted	5.90	5.22
Cash dividends per common share	2.37	2.19
Book value per common share at end of quarter	41.53	66.39

OUTSTANDING COMMON SHARES
Period-end common shares	64,211	63,668
Weighted-average common shares - basic	64,108	63,523
Dilutive effect of stock compensation	369	489
Weighted-average common shares - diluted	64,477	64,012

SELECTED ANNUALIZED RATIOS
Return on average assets	1.00%	1.00%
Return on average common equity	14.19	10.72
Net interest income to average earning assets	2.64	2.61

(1) Taxable-equivalent basis assuming a 21% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Nine Months Ended
	September 30,
	2022	2021
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$16,630	$17,034
Loans excluding Paycheck Protection Program	16,458	14,758
Earning assets	48,100	42,249
Total assets	51,276	45,004
Non-interest-bearing demand deposits	18,277	16,262
Interest-bearing deposits	26,230	21,350
Total deposits	44,507	37,612
Shareholders' equity	3,753	4,345

Period-End Balance:
Loans	$16,951	$15,833
Loans excluding Paycheck Protection Program	16,900	15,005
Earning assets	49,517	44,964
Goodwill and intangible assets	655	656
Total assets	52,946	47,860
Total deposits	46,560	39,613
Shareholders' equity	2,812	4,372
Adjusted shareholders' equity (1)	4,341	4,022

ASSET QUALITY
($ in thousands)
Allowance for credit losses on loans:	$234,315	$250,150
As a percentage of period-end loans	1.38%	1.58%

Net charge-offs:	11,956	5,625
Annualized as a percentage of average loans	0.10%	0.04%

Non-accrual loans:	$29,904	$57,055
As a percentage of total loans	0.18%	0.36%
As a percentage of total assets	0.06	0.12

CONSOLIDATED CAPITAL RATIOS
Common Equity Tier 1 Risk-Based Capital Ratio	12.74%	13.42%
Tier 1 Risk-Based Capital Ratio	13.26	14.01
Total Risk-Based Capital Ratio	14.80	15.90
Leverage Ratio	7.09	7.52
Equity to Assets Ratio (period-end)	5.31	9.14
Equity to Assets Ratio (average)	7.32	9.65

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
TAXABLE-EQUIVALENT YIELD/COST AND AVERAGE BALANCES (UNAUDITED)

	2022			2021
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
TAXABLE-EQUIVALENT YIELD/COST(1)
Earning Assets:
Interest-bearing deposits	2.27%	0.80%	0.18%	0.15%	0.15%
Federal funds sold	2.44	1.26	0.37	0.22	0.48
Resell agreements	2.39	1.32	0.27	0.25	0.29
Securities	2.94	2.87	2.88	3.08	3.35
Loans, net of unearned discounts	4.89	4.04	3.74	3.89	4.16
Total earning assets	3.43	2.71	2.39	2.36	2.53

Interest-Bearing Liabilities:
Interest-bearing deposits:
Savings and interest checking	0.07	0.04	0.01	0.01	0.01
Money market deposit accounts	1.08	0.35	0.12	0.11	0.10
Time accounts	0.99	0.64	0.29	0.21	0.24
Total interest-bearing deposits	0.62	0.22	0.08	0.07	0.07

Total deposits	0.37	0.13	0.05	0.04	0.04

Federal funds purchased	2.33	0.84	0.17	0.12	0.13
Repurchase agreements	1.50	0.41	0.10	0.10	0.11
Junior subordinated deferrable interest debentures	3.77	2.51	1.90	1.81	1.85
Subordinated notes payable and other notes	4.69	4.69	4.69	4.70	4.70
Total interest-bearing liabilities	0.71	0.26	0.11	0.10	0.10

Net interest spread	2.72	2.45	2.28	2.26	2.43
Net interest income to total average earning assets	3.01	2.56	2.33	2.31	2.47

AVERAGE BALANCES
($ in millions)
Assets:
Interest-bearing deposits	$12,776	$13,041	$13,766	$15,549	$15,278
Federal funds sold	51	31	14	31	2
Resell agreements	10	3	6	8	8
Securities	19,402	18,130	17,166	14,436	12,503
Loans, net of unearned discount	16,823	16,674	16,386	15,984	16,189
Total earning assets	$49,062	$47,880	$47,339	$46,008	$43,980

Liabilities:
Interest-bearing deposits:
Savings and interest checking	$12,235	$12,336	$11,954	$11,205	$10,910
Money market deposit accounts	13,466	12,608	11,859	10,823	10,086
Time accounts	1,591	1,427	1,187	1,114	1,121
Total interest-bearing deposits	27,292	26,371	25,001	23,142	22,117

Total deposits	45,803	44,726	42,962	41,027	39,116

Federal funds purchased	42	36	28	27	27
Repurchase agreements	1,960	1,743	2,052	2,368	2,188
Junior subordinated deferrable interest debentures	123	123	123	126	137
Subordinated notes payable and other notes	99	99	99	99	99
Total interest-bearing funds	$29,516	$28,372	$27,302	$25,762	$24,568

(1) Taxable-equivalent basis assuming a 21% tax rate.